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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         The following are the Company's subsidiaries as of April 18, 1997. All beneficial interests are wholly-owned by the Company and are included in the Company's consolidated financial statements.

             Name of Subsidiary                      State of Organization           Date of Incorporation
             ------------------                      ---------------------           ---------------------

       F & F Acquisition Corp                               New York                         9-12-94

       Mount Vernon Distributors, Inc.                      New York                        10-15-93